Exhibit 99.1

MDC Partners Inc.
Agencies by Segment

Strategic Marketing Services	Customer Relationship Management	Specialized Communication Services		Secure Cards	Secure Paper
Allard	Accent	Bratskeir	Onbrand	Metaca	Ashton Potter
ACLC		Bruce Mau	Source	Placard	Mercury
Cliff Freeman		Bryan Mills	Chinnici
Colle McVoy		IHC	Targetcom
CPB		Mackenzie	Hello
FME		Veritas	Banjo
KBP		Henderson bas	CCC
MFP		Northstar	Pro Image
Zyman